Exhibit 99.1

NEWS RELEASE

CONTACT:    James M. Gasior, President & CEO

      (330) 282-4111

Cortland Bancorp Hits Record Earnings in 2018

CORTLAND, Ohio – January 23, 2019 — Cortland Bancorp (CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $8.8 million, or $2.04 per share, for the full year 2018, double the earnings of $4.4 million, or $.99 per share for 2017. The return on average assets and return on average equity for 2018 were 1.31% and 14.36% compared to 0.68% and 7.25% for 2017. Adjusted for nonrecurring items, the return on average assets and return on average equity in 2018 were 1.08% and 11.84% compared to .74% and 7.83% for the full year 2017. All results are unaudited. James Gasior, President and Chief Executive Officer stated, “This is the highest net income achieved in the Company’s history.”

“Our focus on expansion in new markets has allowed us to build our deposit base and continue growing our loan portfolio. This has translated into balance sheet growth, which combined with our operating efficiency and expense reduction measures are producing the desired results. The market expansion has translated into higher revenues, while the expense reduction has resulted in a substantially improved efficiency ratio.” Adjusted for nonrecurring income items, including gains on life insurance contracts in each of the last two years, earnings for the current year are up 55% over 2017.

“With this continuing performance, the Board declared a special dividend of $.05 per share, in addition to the regular dividend of $.11 per share. With the intent of increasing shareholder value, the higher dividend level combined with opportunistic share repurchases allow the Company to provide increased returns to shareholders.”

Full Year 2018 Highlights (at, or for the period ended December 31, 2018):

•	The efficiency ratio was 64.82% for 2018, versus 72.92% for 2017.

•	Net interest income increased 15% to $23.4 million, compared to $20.3 in 2017.

•	Average total loans grew 14% to $472 million from $412 million a year ago.

•	Average total deposits grew 6% to $560 million from 2017.

•	Nonperforming assets were 1.42% of total assets versus .85% a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.19% and tangible equity to tangible assets of 9.08%.

•

A quarterly cash dividend of $0.11 per share will be payable on March 1, 2019 to shareholders of record on February 11, 2019; in addition, a special dividend of $.05 per share was declared, also payable March 1, 2019.

Operating Results

Net Interest Income

The 15% increase in net interest income over 2017 was primarily the result of 14% average loan growth over the same period. Additionally, the rate hikes initiated by the Federal Reserve, one each in March, June, September, and December has contributed to increase the yield on loans. Our loan yield of 5.32% for the fourth quarter improved by 29 basis points from the loan yield of 5.03% for the previous quarter and by 61 basis points as compared to the 4.71% loan yield for the same quarter last year.

Cortland Bancorp Hits Record Earnings in 2018

January 23, 2019

While cost of deposits has also increased on a linked quarter and year over year basis, the cost of deposits of .69% for the fourth quarter are only 4 basis points higher than the .65% cost of deposits in the previous quarter and 17 basis points higher than the .52% cost of deposits for the fourth quarter of 2017.

Net interest margin was 3.95% compared to 3.65% for the fourth quarter a year ago and 3.73% for the third quarter of 2018. For the full year, margin was 3.76% in 2018 versus 3.59% in 2017.

Non-interest Income

Non-interest income was enhanced in the third quarter 2017 by a $.9 million gain on a life insurance contract. A similar gain of $1.5 million occurred in the second quarter of 2018. All other categories of noninterest income were relatively consistent with results from a year ago. Mortgage originations were $45.8 million, generating gains on sale of mortgages of $974,000, versus $51.7 million in originations and $1.1 million in gains in 2017. Much of the recent volume has been construction loans, the disbursements for which will occur in coming months.

Operating Expenses

Non-interest expense was $18.1 million compared to $18.6 million for full years 2018 and 2017, respectively. “The cost cutting measures taken in 2017 and additional targeted expense reductions in 2018 had a positive effect on 2018 results,” explained Gasior. “The Company has made a meaningful improvement in its efficiency ratio.”

The efficiency ratio for the fourth quarter and full year 2018 excluding the gain on life insurance was 63.66% and 64.82%, respectively, still a substantial improvement compared to 71.13% and 72.92% for the same periods a year ago.

The effective tax rate was 13.8% compared to 35.7% for the full years 2018 and 2017, respectively. Excluding the one-time charge to income tax expense for the 2017 deferred tax valuation relating to the Tax Act, last year’s effective rate was 17.3%. The Tax Act reduced the corporate income tax rate from 34% to 21% in 2018.

Balance Sheet and Asset Quality

Total assets were $715 million at December 31, 2018, compared to $711 million at December 31, 2017, and $681 million at September 30, 2018.

Average total loans increased 14% December to December and 2% on a linked quarter basis. The loan to deposit ratio has increased to just over 85% from 83% a year ago. “We had a very strong quarter of loan production in the fourth quarter of 2017 which served as a springboard for our performance throughout 2018,” commented Gasior. “We continued to meet loan demand presented in 2018.”

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 59%, of which 13% were owner-occupied by businesses. Commercial loans accounted for 21.9% while residential 1-4 loans accounted for 13.6%. “Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Average total deposits grew by $32 million, or 6%, to $560 million at December 31, 2018, from $528 million at December 31, 2017. Average deposits grew by $8 million on a linked quarter basis. Noninterest-bearing deposits accounted for 22.6% of total deposits; while certificates of deposits were 20% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 4,700 accounts now opened. Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming loans were $10.1 million, compared to $5.1 million a year earlier and $10.4 million, at September 30, 2018. Driving the higher balance this year was the restructuring of a $5.4 million relationship in the first quarter which triggered a $1.2 million charge-off relating to the interest rate concession granted. The Company enjoyed provision-free results in six of the past twelve quarters due to significant loan recoveries. A provision for loan losses of $75,000 was recorded in both the current and prior two quarters, versus $500,000 in the first quarter.

Cortland Bancorp Hits Record Earnings in 2018

January 23, 2019

Performing restructured loans, that were not included in nonperforming loans at the end of 2018, were $7.9 million, including the above referenced relationship, compared to $4.2 million a year ago and $8.0 million on a linked quarter basis.

Adjusted for nonrecurring items, the return on average assets and return on average equity for the fourth quarter of 2018 were 1.19% and 13.02% compared to ..78% and 8.13% for the same quarter of 2017.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2018, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well- capitalized Minimum
Tier 1 leverage ratio	10.72%	9.51%	5.00%
Tier 1 risk-based capital ratio	13.41%	11.91%	8.00%
Total risk-based capital ratio	14.19%	13.80%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Hits Record Earnings in 2018

January 23, 2019

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017	Var %	Sept. 30, 2018	Var %	Dec. 31, 2018	Dec. 31, 2017	Var %
SUMMARY OF OPERATIONS
Interest income	$7,489	$6,129	22%	$6,962	8%	$27,749	$23,492	18%
Interest expense	(1,236)	(848)	46	(1,148)	8	(4,383)	(3,190)	37

Net interest income	6,253	5,281	18	5,814	8	23,366	20,302	15
Provision for loan losses	(75)	—	—	(75)	—	(725)	(100)	625

NII after loss provision	6,178	5,281	17	5,739	8	22,641	20,202	12
Investment security gains (losses)	—	(17)	(100)	—	—	(21)	7	(400)
Non-interest income	955	964	(1)	1,148	(17)	5,713	5,159	11
Non-interest expense	(4,643)	(4,603)	1	(4,529)	3	(18,083)	(18,601)	(3)

Income before tax	2,490	1,625	53	2,358	6	10,250	6,767	51
Federal income tax expense	466	1,604	(71)	386	21	1,415	2,417	(41)

Net income	$2,024	$21	9,538%	$1,972	3%	$8,835	$4,350	103%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,350	4,420	(2)%	4,364	—%	4,350	4,420	(2)%
Earnings per share, basic and diluted	$0.48	$0.01	4,610	$0.46	2	$2.04	$0.99	105
Dividends per share	0.11	0.08	38	0.16	(31)	0.49	0.39	26
Market value	20.50	20.50	—	24.40	(16)	20.50	20.50	—
Book value	14.92	13.94	7	14.22	5	14.92	13.94	7
Market value to book value	137.40%	147.06%	(7)	171.59%	(20)	137.40%	147.06%	(7)

BALANCE SHEET DATA
Assets	$714,666	$711,101	1%	$681,304	5%	$714,666	$711,101	1%
Investments securities	139,504	162,422	(14)	140,426	(1)	139,504	162,422	(14)
Total loans	514,392	487,490	6	481,914	7	514,392	487,490	6
Total deposits	604,419	585,851	3	561,206	8	604,419	585,851	3
Borrowings	35,361	53,833	(34)	46,155	(23)	35,361	53,833	(34)
Shareholders’ equity	64,918	61,630	5	62,045	5	64,918	61,630	5

AVERAGE BALANCE SHEET DATA
Average assets	$680,501	$648,887	5%	$672,001	1%	$672,506	$636,915	6%
Average total loans	484,856	427,452	13	474,113	2	471,600	412,450	14
Average total deposits	564,605	537,587	5	556,601	1	559,921	527,653	6
Average shareholders’ equity	62,190	62,343	—	62,524	(1)	61,520	59,998	3

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(29)	$(199)	(85)%	$(18)	61%	$(1,105)	$(390)	183%
Net (charge-offs) recoveries to average loans	(0.02)%	(0.19)%	(89)	(0.02)%	—	(0.23)%	(0.09)%	156
Non-performing loans as a % of loans	1.97	1.05	88	2.15	(8)	1.97	1.05	88
Non-performing assets as a % of assets	1.42	0.85	67	1.52	(7)	1.42	0.85	67
Allowance for loan losses as a % of total loans	0.82	0.94	(13)	0.86	(5)	0.82	0.94	(13)
Allowance for loan losses as a % of non-performing l	41.40	89.52	(54)	40.05	3	41.40	89.52	(54)

FINANCIAL RATIOS\STATISTICS
Return on average equity	13.02%	0.13%	9,915%	12.62%	3%	14.36%	7.25%	98%
Return on average assets	1.19	0.01	11,800	1.17	2	1.31	0.68	93
Net interest margin	3.95	3.65	8	3.73	6	3.76	3.59	5
Efficiency ratio	63.66	71.13	(11)	64.26	(1)	64.82	72.92	(11)
Average number of employees (FTE)	160	158	1	158	1	160	160	—

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.72%	10.77%	—%	10.69%	—%	10.72%	10.77%	—%
Bank	9.51	9.25	3	9.48	—	9.51	9.25	3
Common equity tier 1 ratio
Company	12.50	12.37	1	12.23	2	12.50	12.37	1
Bank	11.91	11.75	1	11.65	2	11.91	11.75	1
Tier 1 risk-based capital ratio
Company	13.41	13.35	—	13.14	2	13.41	13.35	—
Bank	11.91	11.75	1	11.65	2	11.91	11.75	1
Total risk-based capital ratio
Company	14.19	14.26	—	13.91	2	14.19	14.26	—
Bank	13.80	13.84	—	13.52	2	13.80	13.84	—